Exhibit 8.1

Form of [Exhibit 8.1 Opinion]

[●], 2023

Vascular Biogenics Ltd.

8 HaSatat St.

Modi’in

Israel 7178106

Ladies and Gentleman:

We are United States tax counsel to Vascular Biogenics Ltd, an Israeli corporation (“VBL”), in connection with the preparation of the registration statement on Form S-4 (as amended or supplemented as of [●], 2023, and together with the Proxy Statement/Prospectus filed therewith, the “Registration Statement”) (Registration No. 333-271826), under the Securities Act of 1933, as amended (the “Securities Act”), by VBL.

The Registration Statement is being filed in connection with the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger, dated February 22, 2023, and as may be amended from time to time (the “Merger Agreement”), by and among (i) VBL, (ii) Notable Labs, Inc., a Delaware corporation (“Notable”), and (iii) Vibrant Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of VBL (“Merger Sub”).

Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

You have requested our opinion concerning the discussion set forth in the sections entitled “Certain Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders of VBL Securities” and “Certain Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders of Notable Common Stock” in the Registration Statement (the “Tax Disclosure”). In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a. All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Merger;

[●], 2023

b. All factual representations, warranties and statements made or agreed to by the parties to the Merger Agreement, and the other agreements referred to therein or otherwise relating to the Merger and Deemed Domestication (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), and in the representation letters provided to us by VBL, Merger Sub, and Notable are true, correct and complete as of the date hereof without regard to any qualification as to knowledge, belief, or otherwise;

c. The description of the Merger and the Deemed Domestication (and other statements set forth) in the Registration Statement are accurate, the Merger will be consummated in accordance with such description and with the Merger Agreement and the other Agreements, without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable corporate law as described in the Merger Agreement and the other Agreements; and

d. The Documents represent the entire understanding of the parties with respect to the Merger, there are no other written or oral agreements regarding the Merger or Deemed Domestication other than the Agreements and none of the material terms and conditions thereof have been or will be waived or modified.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, in each case, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing our opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Merger and Deemed Domestication, or any matter other than those specifically covered by this opinion. In particular, this opinion is limited to the matters discussed in the Tax Disclosure, and does not address the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Tax Disclosure.

[●], 2023

The U.S. federal income tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. Our opinion is not binding on the U.S. Internal Revenue Service or any court, and there is no assurance or guarantee that either will agree with our conclusions. Indeed, the U.S. Internal Revenue Service may challenge one or more of the conclusions contained herein and the U.S. Internal Revenue Service may take a position that is inconsistent with the views expressed herein. There is no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Based upon and subject to the foregoing, we confirm that the statements set forth in the Registration Statement under the headings “Certain Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders of VBL Securities” and “Certain Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders of Notable Common Stock,” insofar as they address the material U.S. federal income tax considerations for beneficial owners of VBL or Notable securities in connection with the Merger and Deemed Domestication and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Goodwin Procter LLP